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                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

         Valeant Pharmaceuticals International is incorporated in the State of Delaware. The following table shows the Company's subsidiaries of December 31, 2003, the percentage of their voting securities (including directors' qualifying shares) then owned, directly or indirectly by the Company, and the jurisdiction under which each subsidiary is incorporated. These subsidiaries are included in the Company's Consolidated Financial Statements.

                                                                            PERCENTAGE
                                                                            OF VOTING
                                                       JURISDICTION      SECURITIES OWNED
                                                            OF              BY COMPANY
                                                       INCORPORATION       OR SUBSIDIARY
                                                      --------------     ----------------
ICN Canada, Limited                                       Canada                100
ICN Farmaceutica, S.A. de C.V.                            Mexico                100
Laboratorios Grossman, S.A.                               Mexico                100
ICN Pharmaceuticals, Holland, B.V.                      Netherlands             100
ICN Yugoslavia                                          Yugoslavia               75(a)
ICN Pharmaceuticals Germany GmbH                          Germany                100
ICN Pharmaceuticals Australasia Pty Ltd.                 Australia              100
ICN Iberica S.A.                                           Spain                100
ICN Pharmaceuticals, Ltd.                                   UK                  100
ICN Pharmaceuticals France S.A.                           France                100
ICN Hungary Company, Ltd.                                 Hungary                96
ICN Polfa Rzeszow                                         Poland                 98
ICN Dutch Holdings B.V.                                 Netherlands             100
ICN Czech Republic                                    Czech Republic            100
ICN Switzerland AG                                      Switzerland             100
Ribapharm Inc.                                         United States            100
ICN Pharmaceuticals Switzerland                         Switzerland             100
ICN International AG                                    Switzerland             100

(a) On February 6, 1999, the government of the Federal Republic of yugoslavia seized control of ICN Yugoslavia. This action, based on a decision reached by the Ministry for Economic and property Transformation on November 26, 1998, effectively reduced the company's equity ownership of ICN Yugoslavia from 75% to 35%. The company had commenced litigation in the United States District Court of the District of Columbia against the government of Yugoslavia and related agencies to recover damages and obtain injunctive relief.

* In accordance with the instructions of Item 601 of Regulation S-K, certain subsidiaries are omitted from the foregoing table.